UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Siebel Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2207 Bridgepointe Parkway

San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Siebel Systems, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 8, 2005 at 11:00 a.m. Pacific time, at the San Francisco Airport Marriott at 1800 Old Bayshore Highway, Burlingame, CA 94010, for the following purposes:

1.	To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

2.	To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2005.

3.	To conduct any other business as may be properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 18, 2005. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey T. Amann

Secretary

San Mateo, California

April 29, 2005

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting in person, please vote over the telephone or the Internet as instructed in these materials, or complete, date, sign and return the enclosed proxy card, as promptly as possible in order to ensure we receive your vote. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person prior to the close of voting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2207 Bridgepointe Parkway

San Mateo, CA 94404

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Siebel Systems is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You may vote over the telephone or the Internet as further described below, or you may complete, date, sign and return the enclosed proxy card. You are also invited to attend the annual meeting in person, although you do not need to attend the annual meeting to vote your shares.

We intend to mail this proxy statement and accompanying proxy card on or about May 2, 2005 to all stockholders of record entitled to vote at the annual meeting. Unless otherwise indicated, the discussions relating to the procedures for voting stock are applicable to holders of our common stock. Holders of exchangeable shares of Siebel Janna Arrangement, Inc. should refer to the enclosed information sheet for further instructions on the procedures for exercising the votes associated with those exchangeable shares.

Can I receive materials for future annual meetings online?

Yes, and we strongly encourage you to do so. In an effort to ensure that you receive materials quickly and efficiently, help reduce our printing and postage costs and reduce paper mailed to your home, we offer you the convenience of viewing materials related to our annual meetings online. With your consent, we will stop sending you future paper copies of these documents. If you are a holder of record, you may elect to receive future communications over the Internet by following the instructions included on your proxy card. If you are a beneficial holder, we have established an open enrollment page on our website where you may register to receive future communications over the Internet. To participate, follow the instructions at www.icsdelivery.com/siebel/index.html or select the Electronic Enrollment option on the Investor Relations page on our website at www.siebel.com/investor.

Your election to view these documents over the Internet will remain in effect until you elect otherwise. If you choose to view future proxy statements and annual reports over the Internet, before the next annual meeting you will receive an email with instructions on how to view those materials and vote.

Will you be webcasting the annual meeting?

Yes. To access the webcast of the annual meeting, go to the Investor Relations page on our website, www.siebel.com/investor, and follow the directions provided. Please note that information on, or that can be accessed through, our website, other than our proxy statement, form of proxy and annual report on Form 10-K, is not part of the proxy soliciting materials, is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

Will I be able to listen to a replay of the annual meeting?

Yes, we will retain and post an audio-only replay of the webcast on the Investor Relations page on our website at www.siebel.com/investor for one week following the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2005 will be entitled to vote at the annual meeting. On the record date, there were 515,285,789 shares of common stock and one share of Series A1 Preferred Stock outstanding and entitled to vote.

How many votes do I have?

Each holder of common stock will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. The holder of record of the Series A1 Preferred Stock on such date will be entitled to the number of votes equal to the number of exchangeable shares of Siebel Janna Arrangement, Inc. outstanding on such date (other than exchangeable shares outstanding in the name of Siebel Systems or any of its affiliates). At the close of business on April 18, 2005, there were 1,363,431 exchangeable shares outstanding (other than exchangeable shares outstanding in the name of Siebel Systems or any of its affiliates). The holders of record of common stock and the holders of exchangeable shares (acting through, or pursuant to a proxy granted by, Computershare Trust Company of Canada, acting as trustee) will vote together as a single class on all matters to be voted upon at the annual meeting.

We are entitled to redeem or call the exchangeable shares on or after November 30, 2005. In addition, we may redeem or call the exchangeable shares upon the occurrence of certain other limited events, including if there are less than 500,000 exchangeable shares outstanding (excluding those held by Siebel Systems or any of its affiliates). Upon redemption or call, the exchangeable shares will be converted into shares of our common stock at a rate of one share of common stock for each exchangeable share held. It is our current intention to call the exchangeable shares as soon as we are permitted to do so.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors to hold office until the 2008 Annual Meeting of Stockholders (please refer to page 7); and

•	Ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2005 (please refer to page 15).

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

What are the recommendations of Siebel Systems’ Board of Directors?

Our Board of Directors:

•	Recommends a vote For the election of the three directors nominated to hold office until the 2008 Annual Meeting of Stockholders; and

•	Recommends a vote For ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2005.

How do I vote?

For the election of members of our Board of Directors, you may either vote “For” all the nominees to the Board of Directors or you may withhold your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. Votes will be counted by the inspector of elections appointed for the annual meeting. The procedures for voting are as follows:

Holders of Common Stock

Voting by Proxy Prior to the Annual Meeting

Whether or not you plan to attend the annual meeting, we urge you to vote by proxy prior to the meeting to ensure your vote is counted. The deadline for voting prior to the annual meeting is 11:59 p.m., Eastern time on June 7, 2005. We strongly encourage you to vote your shares by telephone or over the Internet prior to the annual meeting, as further described below. Voting by telephone or over the Internet will assist in ensuring that your vote is timely recorded and in reducing the costs related to the return of paper proxies.

•	If you have elected to receive your annual meeting materials over the Internet, please vote your shares over the Internet by following the instructions indicated in the email communication that you receive.

•	If you have not yet elected to receive your annual meeting materials over the Internet, you may vote your shares by telephone or over the Internet by following the instructions included on your proxy card. We strongly encourage you to vote your shares by telephone or over the Internet. Alternatively, you may vote your shares by promptly returning your completed, signed and dated proxy card in the envelope provided.

•	Please vote only one of the above ways. If you vote more than one way, the vote received later in time will revoke your earlier vote and be the only vote counted.

Voting During the Annual Meeting

•	If you hold shares directly in your name, you may vote during the annual meeting in person prior to the close of voting.

•	If your shares are not issued directly in your name and are held in an account at a brokerage firm, bank, dealer or other similar organization, in order to vote during the annual meeting you must request and obtain a new, valid proxy card from such organization prior to the meeting (please contact them for further information). Once you have obtained and properly completed this new proxy card, you may vote in person prior to the close of voting.

Holders of Exchangeable Shares

Holders of exchangeable shares should refer to the enclosed information sheet for instructions on how to vote their exchangeable shares. At the close of business on April 18, 2005, Computershare Trust Company of Canada (the “Trustee”) held the one outstanding share of Series A1 Preferred Stock pursuant to a Voting and Exchange Trust Agreement among Siebel Systems, Siebel Janna Arrangement, Inc., a Canadian subsidiary of Siebel Systems, and the Trustee. Under that agreement, each holder of exchangeable shares issued by Siebel Janna Arrangement, Inc. (other than Siebel Systems or any of its affiliates) is entitled to (i) direct the Trustee in voting the exchangeable shares held by them or (ii) either attend the annual meeting and vote or have another person attend and vote on their behalf. Voting instructions for holders of exchangeable shares must be received no later than 5:00 p.m. Eastern Time on June 6, 2005.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of the selection of KPMG LLP as our independent auditors for the year ending December 31, 2005. If any other matter is properly presented at the annual meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the Siebel proxy materials, our directors, officers, other employees and any other solicitors that we may retain may also solicit proxies personally, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will provide copies of our solicitation materials to banks, brokerage houses, fiduciaries and custodians that hold beneficially owned shares of our common stock for distribution to such beneficial owners. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card or more than one email instructing me to vote?

If you receive more than one proxy card or more than one email instructing you to vote, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card, and respond to each email, to ensure that all of your shares are voted. In addition, if you are still receiving paper materials, we encourage you to register for electronic delivery of our proxy materials (as noted above) so that you may receive your voting instructions electronically in the future.

What does it mean if multiple members of my household are stockholders but we only received one set of proxy materials?

If you hold shares in street name, in accordance with a notice sent to certain brokers, banks, dealers or other agents, we are sending only one annual report on Form 10-K and proxy statement to an address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you hold shares in your name rather than in street name and you would like to receive only one annual report on Form 10-K and proxy statement for your household, please contact Mellon Investor Services LLC, our transfer agent, at (800) 522-6645, or via the Internet at www.melloninvestor.com.

However, if any stockholder residing in your household wishes to receive a separate annual report on Form 10-K or proxy statement for future annual meetings, they may call our Investor Relations department at (650) 477-5000 or write to Investor Relations at investor.relations@siebel.com or 2207 Bridgepointe Parkway, San Mateo, California 94404. Please see the “Householding of Proxy Materials” section at the end of this proxy statement.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the close of voting at the annual meeting. You may revoke your proxy in any one of four ways:

•	Prior to the annual meeting, you may:

•	submit another properly completed proxy card with a later date by following the return instructions on the proxy card;

•	submit another proxy by telephone or the Internet after you have already provided an earlier proxy (please refer to “How do I vote?” above for instructions on how to do so); or

•	send a written notice that you are revoking your proxy to our Corporate Secretary at our principal offices at 2207 Bridgepointe Parkway, San Mateo, California 94404.

•	During the annual meeting, you may vote in person prior to the close of voting. Simply attending the annual meeting will not, by itself, revoke your proxy.

What is the quorum requirement?

A quorum of stockholders (at least a majority of the outstanding common stock and exchangeable shares represented by proxy or in person at the annual meeting) is necessary to hold a valid annual meeting. On the record date, there were an aggregate of 516,649,220 shares of common stock and exchangeable shares outstanding. Thus, 258,324,611 shares must be represented by proxy or present in person at the annual meeting to have a quorum. The inspector of elections will determine whether or not a quorum is present.

Your shares will be counted towards the quorum only if you submit a valid vote in accordance with the procedures set forth in “How do I vote?” above. Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the three nominees receiving the most “For” votes will be elected.

•	To be approved, Proposal 2 must receive a “For” vote from the majority of shares attending the annual meeting or represented by proxy, and entitled to vote.

Shares include our common stock and the exchangeable shares, other than exchangeable shares held by Siebel Systems or any of its affiliates, voting together as a single class, present in person (or by remote communication) or represented by proxy and entitled to vote at the annual meeting.

What effect do “withhold” votes, abstentions and “broker non-votes” have on the outcome of the proposal?

For Proposal 1, “withhold” votes are not treated as shares present and entitled to vote, and so have no effect on the outcome of the proposal. For Proposal 2, abstentions are treated as shares present and entitled to vote, so an abstention has the same effect as a vote “Against” the proposal.

A broker non-vote occurs when a broker or bank cannot vote for a proposal because the broker or bank did not receive instructions from the beneficial owner on how to vote and does not have discretionary authority to vote on the beneficial owner’s behalf in the absence of instructions. Broker non-votes are counted as present for the purpose of determining the existence of a quorum, but are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal. They therefore have no effect on the outcome of a proposal.

How can I find out the results of the voting?

Preliminary voting results may be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.

When are stockholder proposals due for next year’s annual meeting?

The deadline for submitting a stockholder proposal or director nomination for inclusion in our proxy statement and form of proxy for our 2006 Annual Meeting of Stockholders is January 2, 2006. Between February 8, 2006 and March 10, 2006, you may also submit a proposal or director nomination for the 2006 Annual Meeting of Stockholders that may be considered at such meeting but not included in the proxy statement or form of proxy. Please submit all proposals in writing to our Corporate Secretary at 2207 Bridgepointe Parkway, San Mateo, California 94404. You should also review our Bylaws, which are filed with the Securities and Exchange Commission, for additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes. Each class consists, as nearly as practicable, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the term of the class of directors in which the vacancy occurred, and until the director’s successor is elected and qualified.

The Board of Directors is authorized to have up to ten members, and is presently composed of eight members. Proxies cannot be voted for a greater number of persons than the number of nominees named. There are three directors in the class whose term of office expires in 2005. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election to this class, and unanimously recommended that each nominee be submitted for election to the Board of Directors. The Board of Directors unanimously approved such recommendation (with each of the nominees abstaining with respect to his directorship). All three of the nominees are currently members of the Board of Directors who were previously elected by the stockholders. If elected at the annual meeting, each of these three nominees will serve until the 2008 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors to attend the annual meetings. Five of our directors attended the 2004 Annual Meeting of Stockholders.

Directors will be elected by a plurality of the votes properly cast in person or by proxy. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

DIRECTORS

The following is a brief biography, as of April 15, 2005, of each nominee to be elected at the annual meeting:

Nominees for Election for a Three-year Term Expiring at the 2008 Annual Meeting of Stockholders

Thomas M. Siebel, age 51, has served as our Chairman since our inception in July 1993, and served as our Chief Executive Officer from inception until May 4, 2004. From July 1993 until May 1999, Mr. Siebel also served as our President.

James C. Gaither, age 67, has served as a Director of Siebel Systems since February 1994. From February 1994 to April 1998, Mr. Gaither served as Secretary of Siebel Systems. Since July 2000, Mr. Gaither has been a Managing Director of Sutter Hill Ventures, a Silicon Valley based venture capital firm. From 1971 to 2000, Mr. Gaither was a Partner of, and from 2000 to 2003 served as Senior Counsel to, the law firm Cooley Godward LLP. Prior to beginning his law practice with the firm in 1969, he served as law clerk to The Honorable Earl Warren, Chief Justice of the United States; Special Assistant to the Assistant Attorney General in the U.S. Department of Justice; and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is a former member of the Board of Trustees of the RAND Corporation and The James Irvine Foundation. He is currently on the board of The William and Flora

Hewlett Foundation and Chairman of the Board of The Carnegie Endowment for International Peace. Mr. Gaither is a member of the board of directors of nVidia Corporation and Levi Strauss & Co. Mr. Gaither received a B.A. in Economics from Princeton University and a J.D. from Stanford University Law School.

Marc F. Racicot, age 56, has served as a Director of Siebel Systems since April 2001. Since February 2001, Mr. Racicot has been a Partner of the law firm Bracewell & Giuliani L.L.P. (formerly Bracewell & Patterson L.L.P.). From 2002 until July 2003, Mr. Racicot served as the Chairman of the Republican National Committee. From 1993 until January 2001, Mr. Racicot served as the Governor of the State of Montana and from 1989 until 1993 he served as its Attorney General. Prior to being elected Attorney General in 1989, Mr. Racicot was an Assistant Attorney General and Special Prosecutor for the State of Montana. Mr. Racicot began his legal career as a prosecutor in the United States Army in West Germany, eventually becoming the Chief Prosecutor for the largest geographic military jurisdiction in Europe. While serving as an Army JAG Officer, he taught business and criminal law for the University of Maryland. Mr. Racicot served as the Chairman of the Bush-Cheney ‘04 re-election campaign. Mr. Racicot currently serves on the board of directors of Burlington Northern Santa Fe Corporation and Mass Mutual Financial Group. He is also on the board of directors for Jobs for America’s Graduates and The Corporation for National and Community Service, The James B. Hunt, Jr. Institute for Educational Leadership and Policy and the National Consensus Council, as well as the Board of Visitors for the University of Montana School of Law. Mr. Racicot received a B.A. in English from Carroll College and a J.D. from The University of Montana School of Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH NAMED NOMINEE.

The following is a brief biography, as of April 15, 2005, of each director whose term will continue after the annual meeting:

Directors Continuing in Office until the 2006 Annual Meeting of Stockholders

Patricia A. House, age 50, has been with Siebel Systems since our inception in July 1993 and has served as our Vice Chairman, Co-Founder and Vice President, Strategic Planning since January 2001. From February 1996 to January 2001, she served as our Co-Founder and Executive Vice President, and from July 1993 to February 1996, as our Co-Founder and Senior Vice President, Marketing. Ms. House currently serves on the board of directors of Levi Strauss & Co and BDNA Corporation. Ms. House received a B.A. in Education from Western Michigan University.

Eric E. Schmidt, Ph.D., age 49, has served as a Director of Siebel Systems since May 1996. Dr. Schmidt has been the Chief Executive Officer and Chairman of the Executive Committee of Google, Inc., a provider of Internet search technology, since July 2001 and April 2004, respectively, and from March 2001 to April 2004 also served as the Chairman of Google’s board of directors. From April 1997 to November 2001, Dr. Schmidt served as the Chairman of the board of directors of Novell, Inc., a computer networking company, and from April 1997 to July 2001 also served as Chief Executive Officer of Novell. From 1983 until 1997, Dr. Schmidt held various positions at Sun Microsystems, Inc., including Chief Technology Officer; Corporate Executive Officer; President, Sun Technology Enterprises; Vice President, General Systems Group; and Vice President and General Manager, Software Products division. Prior to joining Sun Microsystems, Inc., Dr. Schmidt was a member of the research staff at the Computer Science Lab at Xerox Palo Alto Research Center (PARC). He also held positions at Bell Laboratories and Zilog, Inc. Dr. Schmidt received a B.S. in Electrical Engineering from Princeton University, an M.S. in Electrical Engineering and a Ph.D. in Computer Science from the University of California at Berkeley.

Directors Continuing in Office until the 2007 Annual Meeting of Stockholders

C. Scott Hartz, age 59, has served as a Director of Siebel Systems since July 2003. From 1995 to January 2002, Mr. Hartz served as Chief Executive Officer of PwC Consulting, one of the world’s largest consulting organizations, where he held various positions since 1970. Mr. Hartz serves on the board of directors of Erie Indemnity Company, a provider of management services to the member companies of the Erie Insurance Group, is a Managing Director of SCIUS Capital Group, LLC, where he focuses on the commercialization of early-stage technologies from universities and government and private research institutions, and is the CEO of The Hartz Group Inc., a management consulting company. He also serves on The Wharton School’s Graduate Executive Board and Lehigh University’s Business School Advisory Board. Mr. Hartz received a B.S. degree in Economics from Lehigh University and an M.B.A. from The Wharton School at the University of Pennsylvania.

George T. Shaheen, age 60, has served as a Director of Siebel Systems since October 1995 and as our Chief Executive Officer since April 13, 2005. From September 1999 until April 2001, Mr. Shaheen served as President, Chief Executive Officer and Chairman of the board of directors of Webvan Group, Inc. From 1989 to September 1999, Mr. Shaheen was the Managing Partner and Chief Executive Officer of Andersen Consulting (now Accenture). Mr. Shaheen was a partner of Andersen Consulting from 1977 to September 1999 and held various other positions at Andersen Consulting from 1967 to 1977. Mr. Shaheen currently serves on the board of directors of Network Appliance, Inc., several privately held companies and the Advisory Board of the Marcus & Millichap Company. Mr. Shaheen is a member of the Board of Advisors for the Northwestern University J.L. Kellogg Graduate School of Management. Mr. Shaheen received a B.S. in Marketing and an M.B.A. from Bradley University.

John W. White, age 66, has served as a Director of Siebel Systems since April 2004. From February 1994 until October 1998, Mr. White served as Vice President and Chief Information Officer for Compaq Computer Corporation. Before joining Compaq, from 1973 to 1994, Mr. White served in various management and technical roles at Texas Instruments, including 13 years as Vice President and Chief Information Officer and five years as President of its Information Technology Group. Mr. White is a member of the board of directors of Citrix Systems, Inc., MetaSolv, Inc. and several privately held companies. Mr. White received a B.S. in Mathematics and Physics from Central Missouri State University and an M.S. in Mathematics from the University of Kansas.

INFORMATION REGARDING OUR BOARD OF DIRECTORS, CODE OF ETHICS, BOARD COMMITTEES AND MEETINGS

All of the members of our Board of Directors qualify as “independent” as defined under the listing standards of The Nasdaq Stock Market, except for Messrs. Siebel and Shaheen and Ms. House.

CODE OF ETHICS

We have adopted the Siebel Systems, Inc. Code of Conduct, with which every employee who works for us is expected to comply. The Code of Conduct is publicly available on our website under Investor Information at the following URL: http://www.siebel.com/about/investor_information/corporate_governance/.

If any substantive amendments are made to the Code of Conduct or if we grant any waiver from a provision of the Code of Conduct to our Board members or executive officers, we will disclose the nature of the amendment or waiver on our website or as required by applicable laws, rules and regulations. Any such waiver may be authorized only by our Board of Directors or an authorized committee thereof.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. Each member of the Audit Committee,

Compensation Committee and Nominating and Corporate Governance Committee meets the applicable laws and regulations regarding “independence” and each member is free of any relationship that would interfere with his individual exercise of independent judgment. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The primary responsibilities and functions of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee are as follows:

Audit Committee

As of April 11, 2005, our Audit Committee consisted of Messrs. Shaheen (Chairman), Gaither and Hartz. Mr. Shaheen resigned his position on the Audit Committee effective as of April 12, 2005, the date of his appointment as our Chief Executive Officer. Mr. White was elected as a member and Mr. Hartz was appointed as Chairman of the Audit Committee effective April 12, 2005. The Audit Committee assists the Board of Directors in its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent auditors’ qualifications; and performance of our internal audit function and independent auditors. The Audit Committee has the authority to discuss with management and the independent auditors the periodic financial statements, earnings guidance and press releases, our risk assessment and management policies, any audit problems or difficulties and management’s response thereto; resolve financial reporting conflicts and disagreements between management and the independent auditors; determine the engagement and compensation of the independent auditors; approve the retention of the independent auditors to perform any proposed permissible non-audit services; monitor the rotation of partners of the independent auditors on the engagement team as required by law; review our financial reporting and accounting standards and principles and significant changes thereto; review and approve internal audit staff functions and our system of internal control and the results of internal audits; review the independent auditors’ report on our financial statements and annually review all relationships between the independent auditors and us; prepare and review the Audit Committee report included in our proxy statement filed with the Securities and Exchange Commission; set hiring policies of employees or former employees of our independent auditors; review and investigate any matters pertaining to the integrity of management including conflicts of interest, related-party transactions or adherence to standards of business conduct as required by our internal policies and the law; and establish procedures for the handling of complaints regarding accounting, internal accounting controls or auditing matters.

Mr. Hartz is an audit committee financial expert (as currently defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002) and all members of the Audit Committee are independent (as independence is defined in Rules 4350(d)(2)(A)(i) and (ii) of the NASD listing standards).

The Audit Committee met 10 times during 2004. The Audit Committee has adopted a written charter, which is publicly available on our website under Investor Relations at the following URL: www.siebel.com/downloads/about/pdf/audit_committee_charter.pdf.

Compensation Committee

Our Compensation Committee currently consists of Messrs. White (Chairman) and Racicot, and Dr. Schmidt. The Compensation Committee carries out the Board’s overall responsibility related to executive compensation; assists the Board of Directors in developing and evaluating executive candidates and the development of executive succession plans; reviews and approves the evaluation process and compensation structure of our officers and other senior management; evaluates the performance and approves the compensation of our senior executive officers; reviews and approves the compensation and other terms of employment of our CEO; maintains regular contact with our Board of Directors and executive officers; and prepares and reviews the Compensation Committee report included in the proxy statement. The compensation committee also has full power and authority to administer our incentive compensation and other stock-based plans, bonus plans, pension and profit sharing plans and other compensation-related plans.

The Compensation Committee met once during 2004 and acted by unanimous written consent eight times. The Compensation Committee has adopted a written charter, which is publicly available on our website under Investor Relations at: www.siebel.com/downloads/about/pdf/compensation_committee_charter.pdf.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Gaither (Chairman) and Racicot, and Dr. Schmidt. The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of the Board; identifies, reviews and evaluates candidates to serve as members of the Board; reviews committee structure and recommends directors to serve as committee members; makes recommendations to the Board of Directors regarding corporate governance issues; develops, recommends and oversees a periodic self-evaluation process for the Board of Directors and its committees; and makes other recommendations to the Board of Directors regarding affairs relating to its members, including director compensation and benefits.

The Nominating and Corporate Governance Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of our stockholders. The Committee reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed.

Stockholders who wish to communicate with the Board of Directors or any of its members regarding nominations of directors or other matters may do so by sending written communications addressed to the Corporate Secretary at our principal offices, 2207 Bridgepointe Parkway, San Mateo, California 94404. All stockholder communications that are received for the attention of the Board of Directors will be compiled by the Corporate Secretary and submitted to the Nominating and Corporate Governance Committee on a periodic basis. Nominations of directors or other matters put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, who will determine whether these matters should be presented to the Board. The Nominating and Corporate Governance Committee will give serious consideration to all such matters and make its determination on matters to be presented to the Board of Directors in accordance with its charter and applicable laws and regulations.

The Nominating and Corporate Governance Committee met once during 2004. The Nominating and Corporate Governance Committee has adopted a written charter, which is publicly available on our website under Investor Relations at the following URL: www.siebel.com/downloads/about/pdf/nom_corp_gov_com.pdf.

We believe that the composition of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meet the requirements for independence under, and the functioning of each such committee complies with, applicable requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Executive Committee

Our Executive Committee was formed in April 2004 and currently consists of Messrs. Gaither (Chairman), Shaheen and Siebel and Ms. House. The Executive Committee assists the Board of Directors by exercising the full power and authority of the Board of Directors between Board meetings and while the Board of Directors is not in session, to the extent permitted by applicable law.

The Executive Committee acted by unanimous written consent once during 2004 and met informally several times. The Executive Committee has adopted a written charter, which is publicly available on our website under Investor Relations at the following URL: www.siebel.com/downloads/about/pdf/executive_committee_charter.pdf.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

During 2004, the Board of Directors met five times and acted by unanimous written consent one time. Independent directors of the Board of Directors met twice during 2004. All directors attended at least 75% of the meetings of the Board of Directors, and of the committees on which he or she served, which were held during the period for which he or she was a director.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

In accordance with its written charter, which was approved in its current form by the Board of Directors on December 31, 2003, the Audit Committee assists the Board of Directors in, among other things, monitoring the financial reporting process, including the effectiveness of the related system of internal control, and the independence and performance of internal and independent auditors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee consists of three directors, who are all “independent” based upon the independence standards required under applicable laws, rules and regulations, including the rules of The Nasdaq Stock Market. As of December 31, 2004, two of the three directors were audit committee financial experts (as defined under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002)2. Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, the system of internal control, and the procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our system of internal control in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Accordingly, the Audit Committee reviews the results and scope of the audits and other services provided by the independent auditors and reviews all financial statements and the accounting policies followed by Siebel Systems prior to the issuance of the financial statements with both management and the independent auditors. The Audit Committee and the Board of Directors have the authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves an oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided by Siebel Systems and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

1	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in this report.
2	Mr. Shaheen resigned his position on the Audit Committee effective as of April 12, 2005, the date of his appointment as our Chief Executive Officer. Mr. White was elected as a member and Mr. Hartz was appointed as Chairman of the Audit Committee effective April 12, 2005. Accordingly, as of April 12, 2005, one of the three directors is an audit committee financial expert (as defined under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002).

Among other matters, the Audit Committee monitors the activities and performance of our internal and independent auditors, including the audit scope, independent audit fees, auditor independence matters, the PCAOB’s report on their inspection of our independent auditors (i.e., under Section 104 of the Sarbanes-Oxley Act of 2002), and the extent to which the independent auditors may be retained to perform non-audit services. The Audit Committee has approved the engagement of KPMG LLP, our independent auditors, to perform certain permitted tax-related and other non-audit services for us. However, the Audit Committee resolved that each such engagement must be approved in advance by the Audit Committee or its appointed delegate. See page 15 for the fees paid to KPMG LLP for services in 2003 and 2004.

The Audit Committee has an annual agenda that includes reviewing our financial statements, internal control and audit matters. During 2004 management completed the documentation, testing and evaluation of the effectiveness of our internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and KPMG LLP at regularly scheduled Audit Committee meetings. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, as well as the reports of KPMG LLP, our independent registered public accounting firm (included in our Annual Report on Form 10-K). These reports related to KPMG LLP’s audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of our internal control over financial reporting and (iii) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation in 2005.

In addition, the Audit Committee meets each quarter with management and the internal and independent auditors to review our interim financial results before the publication of earnings releases, discuss the results of examinations by the internal and independent auditors, and discuss various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditors. During 2004 the Audit Committee separately met with the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal control.

The Audit Committee has reviewed and discussed the audited financial statements for 2004 with management, the internal auditors and the independent auditors. The Audit Committee has also reviewed the selection, application and disclosure of our critical accounting policies with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by SAS 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Additionally, the Audit Committee has discussed with KPMG LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also reviewed the amount of fees paid to KPMG LLP for audit and non-audit services and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

With respect to our annual report on Form 10-K for the year ended December 31, 2004, the Audit Committee met with members of senior management to review the quarterly and annual certifications provided by the CEO and CFO under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and

Exchange Commission and the overall quarterly and annual certification process. Our officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal control and any fraud, whether or not material, involving management or other employees with a significant role in internal control.

Based on the above mentioned review, the review of the audited consolidated financial statements and the various discussions noted above, and subject to the limitations on the Audit Committee’s role and responsibilities described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

George T. Shaheen, Chairman as of December 31, 20043

James C. Gaither

C. Scott Hartz

3	As noted in footnote 2, Mr. Shaheen resigned his position on the Audit Committee effective as of April 12, 2005, the date of his appointment as our Chief Executive Officer. Mr. White was elected as a member and Mr. Hartz was appointed as Chairman of the Audit Committee effective April 12, 2005.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee has selected KPMG LLP as the independent registered public accounting firm to perform our independent audit for the year ending December 31, 2005 and has further directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. KPMG LLP has audited our financial statements since our inception in 1993. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Our Audit Committee charter requires stockholder ratification of the selection of KPMG LLP as our independent auditors. If the stockholders do not ratify the selection, we will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion and in compliance with its charter, may replace the independent auditors at any time.

The affirmative vote of the majority of common stock and exchangeable shares attending the annual meeting or represented by proxy, and entitled to vote will be required to ratify the selection of KPMG LLP.

FEES PAID TO INDEPENDENT AUDITORS

The following is a summary of fees, all of which were approved by the Audit Committee, billed by KPMG LLP for audit and other professional services during 2003 and 2004:

	2003	2004
AUDIT FEES:
Audit and Review—Consists of fees billed for audit of consolidated financial statements and review of interim financial statements	$1,537,000	$2,180,000
Statutory Audits—Consists of fees billed in relation to required statutory audits of foreign subsidiaries	500,000	602,000
SEC Compliance—Consists of fees billed for assistance with our SEC filings	(included in above)	(included in above)

Total Audit Fees	2,037,000	2,782,000

AUDIT-RELATED FEES:
Consists of fees billed in relation to due diligence related to mergers and acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards (including Sarbanes-Oxley compliance)	50,000	—

TAX FEES:
Tax Compliance—Consists of fees billed in relation to preparation and review of income tax returns	492,000	695,000
General Tax Advice—Consists of fees billed in relation to advice on tax matters	507,000	272,000
Tax Planning and Business Strategy Consulting—Consists of tax planning and business strategy consulting services	—	—

Total Tax Fees	999,000	967,000

ALL OTHER FEES:
Other Product and Service Fees	—	—

TOTAL ALL FEES	$3,086,000	$3,749,000

“Total Audit Fees” in 2004 were $2,782,000, an increase of $745,000 over 2003, and “Total All Fees” were $3,749,000, an increase of $663,000 over 2003, primarily due to additional audit fees incurred as a result of KPMG LLP’s audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent auditors. In 2003, the Audit Committee established its current policy regarding pre-approval of all audit and permissible non-audit services provided by our independent auditors. This policy mandates that (i) a quarterly budget for both audit and non-audit services be provided to the Audit Committee and (ii) no auditor engagements for non-audit services may be entered into without pre-approval of the Audit Committee or its designee. The policy also prohibits our auditors from performing services that are prohibited pursuant to Section 201 of the Sarbanes Oxley Act of 2002, which includes services such as bookkeeping services, financial systems consulting services and internal audit services. In addition, as set forth in the table above and consistent with Audit Committee policy, we did not engage KPMG LLP to provide services relating to tax planning or business strategy consulting in 2003 or 2004, and we do not expect to engage them for such services in the future.

The Audit Committee has determined that the rendering by KPMG LLP of the professional services (i.e., audit-related and tax) described in the above table is compatible with maintaining the auditors’ independence. During 2004, all of the hours expended on our audit by KPMG LLP were provided by KPMG LLP’s full-time, permanent employees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock and exchangeable shares as of March 31, 2005 by: (i) each director; (ii) each Named Executive Officer (as defined under “Executive Compensation – Compensation of Executive Officers” below); (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Thomas M. Siebel (3)	54,848,475	10.63%
FMR Corp. 82 Devonshire Street Boston, MA 02109	58,056,942	11.25%
J. Michael Lawrie (4)	1,009,510	*
Patricia A. House (5)	8,744,164	1.69%
R. David Schmaier (6)	2,558,442	*
Kenneth A. Goldman (7)	2,539,034	*
Edward Y. Abbo (8)	723,532	*
Neil M. Weston (9)	125,000	*
James C. Gaither (10)	687,606	*
C. Scott Hartz (11)	41,750	*
Marc F. Racicot (12)	82,750	*
Eric E. Schmidt, Ph.D. (13)	1,109,958	*
George T. Shaheen (14)	1,589,030	*
John W. White (15)	22,750	*
All directors and executive officers as a group (17 persons) (16)	75,378,798	14.61%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o Siebel Systems, Inc., 2207 Bridgepointe Parkway, San Mateo, CA 94404.
(2)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 516,094,584 shares of common stock and exchangeable shares outstanding as of March 31, 2005.
(3)	Includes 32,887,514 shares held as trustee under the Siebel Living Trust u/a/d 7/27/93; 2,349,904 shares held by Siebel Asset Management, L.P., of which Mr. Siebel is a general partner; and 998,078 shares held by Siebel Asset Management III, L.P., of which Mr. Siebel is a general partner. Also includes 2,426,845 shares held by the Thomas and Stacey Siebel Foundation, over which Mr. Siebel disclaims beneficial ownership. Also includes 16,186,134 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(4)	Includes the post-withholding number of shares of a restricted stock unit for 350,000 shares of common stock, and 800,000 shares issuable upon exercise of outstanding options, vested as of Mr. Lawrie’s resignation as Chief Executive Officer on April 12, 2005 and exercisable within 60 days of March 31, 2005.
(5)	Includes 89,364 shares held by Patricia A. House Separate Property UTA 1/21/00 Patricia A. House TTEE. Also includes 7,688,572 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.

(6)	Includes 8,956 shares held by Mr. Schmaier’s minor children. Also includes 2,065,004 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(7)	Includes 233,664 shares held by the Goldman-Valeriote Family Trust and 20,370 shares held by Mr. Goldman’s minor children. Also includes 2,285,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(8)	Includes 605,000 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2005.
(9)	Includes 125,000 shares issuable upon exercise of outstanding options exercisable within 60 days of March 31, 2005.
(10)	Includes 530,200 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(11)	Includes 28,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(12)	Includes 79,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(13)	Includes 208 shares held by Dr. Schmidt’s wife. Also includes 930,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(14)	Includes 50,280 shares held by the Shaheen Revocable Trust. Also includes 1,535,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(15)	Includes 16,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 31, 2005.
(16)	Includes 33,748,210 shares issuable upon exercise of stock options held by all executive officers and directors currently exercisable or exercisable within 60 days of March 31, 2005. See footnotes (3) through (15) above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Siebel Systems. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that a Form 4 was filed late on behalf of each of Messrs. Gaither, Lawrie, Racicot, Shaheen and White, Dr. Schmidt, and former directors Charles R. Schwab and A. Michael Spence, and a Form 3 was filed late on behalf of Mr. White and Mark Sunday, our Senior Vice President, Information Technology and Chief Information Officer.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Historically, our directors have not received any cash compensation for service on the Board of Directors or any committee thereof, but have been eligible for reimbursement for certain expenses incurred in attending Board of Directors’ and committee meetings. Historically, our non-employee directors have received discretionary periodic stock option grants under the 1996 Equity Incentive Plan (the “1996 Plan”) for service on our Board of Directors. In May 2003, after considering the criteria relating to awarding stock options and general market conditions, our Board of Directors approved the following guidelines relating to the grant of stock options to our non-employee directors:

•	Initial Grants—Each new non-employee director will be granted an option to purchase 80,000 shares of our common stock as soon as practicable following such director’s appointment to the Board of Directors.

•	Annual Grants—Each non-employee director who has served on the Board of Directors for more than six months will be granted an option to purchase 20,000 shares of our common stock in January of each year.

Please note that in 2005 each non-employee director who had served on the Board of Directors for more than six months received compensation equivalent to the fair value of a stock option to purchase 20,000 shares of our common stock, allocated 50% in cash and 50% in shares of restricted stock, as more fully described below.

We do not intend for stock options granted to non-employee directors to qualify as incentive stock options under the Internal Revenue Code. We believe that these option grant guidelines will motivate and reward our non-employee directors for their service in a manner that is consistent with good corporate practice and the independence requirements of The Nasdaq Stock Market applicable to members of boards of directors and compensation committees. Notwithstanding the foregoing guidelines, from time to time, including prior to any stock option grant made to any non-employee director, the Compensation Committee of the Board of Directors will review the appropriateness and adequacy of these compensation guidelines, taking into consideration actual performance by us and the non-employee director and such other factors and circumstances as deemed necessary and appropriate, and exercising such other power and authority as may be permitted or required under the 1996 Plan.

During 2004, we granted 20,000 stock options with an exercise price of $15.39 to each of James C. Gaither, Marc F. Racicot, Eric E. Schmidt, George T. Shaheen and former director Charles R. Schwab. The fair value of each of these stock options on the date of grant was approximately $106,000, or $5.31 per share, as determined using the Black-Scholes option valuation model. In addition, we granted 80,000 stock options with an exercise price of $12.15 per share to John W. White upon his appointment to the Board of Directors. The fair value of these stock options on the date of grant was approximately $351,000, or $4.39 per share, as determined using the Black-Scholes option valuation model.

The exercise price per share of each of the stock options granted to our Board members during 2004 was equal to the fair market value of our common stock on the date of grant, as defined in the 1996 Plan. Each of these stock options vests 20% on the one-year anniversary of the date of grant and at a rate of 5% for each quarter of service thereafter, and have a term of six years.

On January 31, 2005, the Nominating and Corporate Governance Committee of our Board of Directors approved 2005 compensation for our non-employee directors such that each non-employee director would receive compensation equivalent to the fair value of a stock option to purchase 20,000 shares of our common stock (based on the Black-Scholes valuation model and the fair market value of our common stock on the date of grant, as defined in the 1996 Plan) to be allocated as follows: 50% in cash and 50% in shares of restricted stock that vest in full on January 31, 2006. Accordingly, in the first quarter of 2005 we awarded each of James C. Gaither, C. Scott Hartz, Marc F. Racicot, Eric E. Schmidt, George T. Shaheen and John W. White compensation of $32,500 in cash and 3,750 shares of restricted stock that will vest in full on January 31, 2006 in consideration for their service as a director in 2005.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides information for 2002, 2003 and 2004 regarding the compensation awarded or paid to, or earned by, our CEO, Chairman and former CEO, and each of our four other most highly compensated executive officers as of December 31, 2004. We refer to these individuals elsewhere in this proxy statement as “Named Executive Officers.”

Officer Name	Position	Annual Compensation							Long-term Compensation Awards			All Other Compen- sation(9)
									Restricted Stock Unit Awards ($)(8)		Securities Underlying Options (#)
		Year	Salary(3)		Bonus		Other(7)
Thomas M. Siebel	Chairman (1)	2004 2003 2002	$562,500 1 1	(4)	$505,208 1,250,000 —	(4)	$	— — —	$	— — —	— — —	$	— — —

J. Michael Lawrie	Chief Executive Officer (1)	2004 2003 2002	666,667 — —		1,250,000 — —	(5)		152,891 — —		3,633,000 — —	2,000,000 — —		— — —

R. David Schmaier	Executive Vice President	2004 2003 2002	500,000 500,000 400,000		350,000 1,000,000 500,000			— — —		— — —	100,000 300,000 —		— — —

Kenneth A. Goldman	Senior Vice President, Finance and Administration and Chief Financial Officer	2004 2003 2002	400,000 400,000 320,000		300,000 425,000 200,000			— — —		— — —	100,000 250,000 —		— — 2,775,000

Edward Y. Abbo	Senior Vice President, Technology and Chief Technology Officer	2004 2003 2002	300,000 300,000 200,000		350,000 500,000 250,000			— — —		— — —	100,000 250,000 —		— — 370,000

Neil M. Weston	Senior Vice President and General Manager, EMEA Sales (2)	2004 2003 2002	309,053 — —		421,570 — —	(6)		— — —		— — —	500,000 — —		— — —

(1)	Mr. Siebel recommended to the Board of Directors, and the Board agreed, that the roles of Chairman and Chief Executive Officer would be separated effective May 4, 2004, on which date J. Michael Lawrie was appointed as our new Chief Executive Officer. Mr. Lawrie resigned as Chief Executive Officer and as a director on April 12, 2005. In connection with his resignation, Mr. Lawrie received certain severance payments which are more fully described below under “Employment, Severance and Change of Control Agreements—J. Michael Lawrie Separation and Consulting Agreement.”
(2)	Mr. Weston commenced his employment with us on January 1, 2004.
(3)	Salary includes amounts earned in the year reflected, but paid in the following year or deferred. The salaries of certain of our executives were reduced by 20% in April 2001 as part of our cost control initiatives. Effective January 1, 2003, the salaries of these executives were returned to the levels prior to the reduction in April 2001. Mr. Siebel’s salary and bonus was reduced to $1 at his request in January 2001 as part of our cost control initiatives, and remained at that level for the next three years.
(4)	Effective January 1, 2004, Mr. Siebel’s salary was restored to $1,000,000, and effective June 1, 2004 his salary was reset at $250,000 to reflect his role as Chairman. Of the total bonus amount awarded to Mr. Siebel, $322,917 was based on his service from January 1, 2004 to May 31, 2004, and $182,291 was based on his service from June 1, 2004 to December 31, 2004. At Mr. Siebel’s request, the gross amount of his 2004 bonus and salary has been donated to charity.

(5)	The 2004 bonus amount awarded to Mr. Lawrie is based on a guaranteed bonus of 125% of his full 2004 base salary as specified in his offer letter with us. The primary purpose of this guarantee was to offset certain variable compensation forgone by Mr. Lawrie when he left his former employer to join us.
(6)	Of the total bonus amount awarded to Mr. Weston, $315,000 represents sales commissions earned in 2004 in accordance with our sales commission plans and $106,570 represents a sign-on bonus paid in connection with the commencement of his employment.
(7)	The amount set forth under “Annual Compensation—Other” for Mr. Lawrie is comprised of (i) $75,339 of income imputed to Mr. Lawrie in connection with his use of our corporate aircraft for commuting purposes and personal use; (ii) a payment to Mr. Lawrie of $49,068 to pay the taxes on the income imputed to him in connection with his use of our corporate aircraft for commuting purposes; (iii) attorneys fees of $19,684 incurred by Mr. Lawrie and reimbursed by us in connection with the preparation, negotiation and execution of his offer letter; and (iv) fees of $8,800 paid by us to a country club for Mr. Lawrie’s use of the club under our corporate membership. In accordance with SEC rules, amounts set forth under “Annual Compensation—Other” in the form of perquisites and other personal benefits have been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lower of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.
(8)	On May 5, 2004, we granted Mr. Lawrie a restricted stock unit, or RSU, for 350,000 shares of our common stock in connection with his commencement of employment. The fair value of the RSU was $3,633,000 on the date of grant. Upon Mr. Lawrie’s resignation as Chief Executive Officer on April 12, 2005, the 200,000 shares that remained unvested under his RSU (150,000 shares had previously vested pursuant to the normal vesting schedule) immediately vested in full. As of April 12, 2005, the fair value of the RSU was $3,076,500.
(9)	Amounts set forth under “All Other Compensation” represent 316,350 and 42,180 shares of our common stock issued to Mr. Goldman and Mr. Abbo, respectively, as part of the consideration received in connection with our 2002 tender offer to repurchase certain stock options with exercise prices greater than $40 per share. Certain of these shares were subject to a holding period of up to four years. During the holding period, these officers are prohibited from selling, transferring, making a short sale, granting any option to purchase or entering into any hedging transaction with the same economic effect as the sale of such shares during the holding period. As of December 31, 2004, Mr. Goldman and Mr. Abbo have a total of 120,652 and 10,725 shares of our common stock, respectively, which remain subject to the holding period.

STOCK-BASED COMPENSATION GRANTS AND EXERCISES

OVERVIEW

Our stock-based compensation program consists primarily of two plans: the Siebel Systems, Inc. 1996 Equity Incentive Plan (the “1996 Plan”), which is scheduled to terminate on May 13, 2006, and the Siebel Systems, Inc. 1998 Equity Incentive Plan (the “1998 Plan” and together with the 1996 Plan, the “Plans”). Stock options granted to executive officers, key employees and non-employee members of our Board of Directors are made under the 1996 Plan and stock options granted to non-officer employees are made under the 1998 Plan. Our Board of Directors and stockholders have approved the 1996 Plan, and our Board of Directors has approved the 1998 Plan.

As of December 31, 2004, stock options to purchase a total of 51.5 million shares were outstanding under the 1996 Plan, and stock options to purchase 67.6 million shares remained available for grant under that plan. As of December 31, 2004, stock options to purchase a total of 80.4 million shares were outstanding under the 1998 Plan, and options to purchase 128.4 million shares remained available for grant under that plan.

On May 5, 2004, we amended the Plans to allow us to issue restricted stock units (“RSUs”). RSUs are similar to restricted stock in that they are issued for no, or nominal, consideration. However, the holder is generally not entitled to the underlying shares of common stock until the RSU vests.

All equity grants are made after a review by, and with the approval of, the Compensation Committee of the Board of Directors or the full Board of Directors or, for director equity grants, the Nominating and Corporate Governance Committee of the Board of Directors. All members of our Compensation Committee are independent directors, as defined in the applicable rules for issuers traded on The Nasdaq Stock Market. Substantially all of our employees participate in one of the Plans. Stock options granted under these Plans expire between five and ten years from the grant date and typically vest over one to five years. Please refer to the “Report of the Compensation Committee of the Board of Directors on Executive Compensation” appearing in this proxy statement for further information concerning our policies and the Compensation Committee’s policies regarding the use of equity grants.

On January 5, 2005, the Compensation Committee of our Board of Directors established a performance stock program for 2005 (the “Performance Stock Plan”), pursuant to which our executive officers and select other employees were granted RSUs under the Plans. Shares granted under the Performance Stock Plan will vest upon achievement of all or a specified portion of certain defined objective financial performance goals, or if the goals are not met, on the fourth anniversary of the grant date. Specifically, the Compensation Committee has approved the following four performance goals for 2005 and 2006:

•	2005: revenue growth of approximately 15% compared to actual revenue achieved in 2004 and operating margin of 15%.

•	2006: revenue growth of 15% compared to actual revenue achieved in 2005 and operating margin of 17%.

The revenue-based targets set forth above will be adjusted upward to incorporate any revenue from companies acquired during the relevant year (excluding the acquisition of edocs, Inc. in 2005) and the operating margin-based targets will be adjusted for the impact of any acquisitions and certain unusual charges (e.g., stock-based compensation, restructuring expenses, etc.).

These performance goals have been established for vesting purposes only and in no way are intended to estimate the actual levels of revenue or operating margin that we expect to achieve. Accordingly, these goals should not be interpreted to update or supersede our previously disclosed guidance on revenue and operating margins or any guidance that we may provide in the future. Rather, these performance goals are meant to incentivize our employees to outperform our publicly disclosed guidance.

For each goal that is fully achieved, vesting will be accelerated for 25% of the total shares granted, such that half of such accelerated shares will vest on January 31 of the year in which the Compensation Committee determines that a goal has been met and the remaining half will vest on January 31 of the following year.

On January 5, 2005, the Compensation Committee adopted a similar performance-based plan for 2005 through which stock options, rather than RSUs, will be issued for employees not covered by the Performance Stock Plan.

RESTRICTED STOCK UNIT GRANTS IN THE YEAR ENDED DECEMBER 31, 2004

On May 5, 2004, we granted Mr. Lawrie an RSU for 350,000 shares of our common stock in connection with his commencement of employment. The fair value of the RSU was $3,633,000 on the date of grant. Upon Mr. Lawrie’s resignation as Chief Executive Officer on April 12, 2005, the 200,000 shares that remained unvested under his RSU (150,000 shares had previously vested pursuant to the normal vesting schedule) immediately vested in full. As of April 12, 2005, the fair value of the RSU was $3,076,500.

During 2004 we granted additional RSUs for an aggregate of 145,000 shares of our common stock to various officers upon commencement of their employment. As of December 31, 2004, RSUs for a total of 332,500 shares of our common stock were unvested and remained outstanding.

STOCK OPTION GRANTS IN THE YEAR ENDED DECEMBER 31, 2004

In order to maintain the proper balance between the need to attract and retain employees and minimize the dilution to our stockholders, we took several significant and substantial steps during 2002, 2003 and 2004 to reduce the number of stock options outstanding from the levels outstanding as of December 31, 2001. These actions included:

•	In September 2002, we cancelled 28.1 million stock options in connection with a repurchase of certain outstanding employee stock options.

•	In January 2003, at the request of our Chairman and then CEO Thomas M. Siebel, we cancelled approximately 26 million shares subject to stock options held by Mr. Siebel, including all options granted to him from October 1998 through October 2001. Mr. Siebel received no consideration for the cancellation of these options.

•	We significantly reduced levels and terms of stock option grants to our employees and benefited from forfeitures of stock options by terminated employees.

We believe that our actions, particularly the reduced stock option grant guidelines, will continue to align the interests of our employees and management with the interests of our stockholders.

As a result of these and other actions, stock options outstanding decreased by 61.7 million during 2002, 41.6 million during 2003 and 11.2 million during 2004 (an aggregate of 114.5 million shares, or 46%, since December 31, 2001). Further, as the following table indicates, as a result of these and other actions several key metrics, including stock options outstanding relative to shares outstanding and measures of dilution to stockholders, have improved in each of the last three years (in thousands, except percentages):

	Year Ended December 31,
	2002	2003	2004
Net options granted:
Stock options granted	5,887	22,787	11,995
Stock options forfeited upon termination	(28,910)	(27,660)	(16,143)

Net granted (forfeited)	(23,023)	(4,873)	(4,148)

Dilution percentage (1)	(5)%	(1)%	(1)%

Option overhang (2)	38%	29%	26%

(1)	The potential dilution to stockholders from stock options (the “Dilution Percentage”) is calculated as new stock options granted during the period, net of option forfeitures by employees terminating employment, divided by the total outstanding shares of common stock at the beginning of the respective period.
(2)	Stock option overhang is calculated by dividing total stock options outstanding by the total shares of common stock outstanding at the end of each period.

The following table sets forth certain information regarding stock options granted to the Named Executive Officers during 2004:

Officer Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2004(4)	Exercise or Base Price ($/Share)(5)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for the Option Term (6)		Aggregate Black- Scholes Value on Date of Grant (7)
						5%	10%
Thomas M. Siebel	—		—%	—	—	$—	—	—
J. Michael Lawrie(1)	2,000,000	(2)	16.67%	$10.38	05/04/2010	$7,060,385	$16,017,606	$7,503,600
R. David Schmaier	100,000	(2)	0.83%	$10.38	05/04/2010	$353,019	$800,880	$361,500
Kenneth A. Goldman	100,000	(2)	0.83%	$10.38	05/04/2010	$353,019	$800,880	$361,500
Edward Y. Abbo	100,000	(2)	0.83%	$10.38	05/04/2010	$353,019	$800,880	$361,500
Neil M. Weston	500,000	(3)	4.17%	$13.95	02/08/2010	$2,372,167	$5,381,638	$2,406,050

(1)	Mr. Lawrie commenced employment with us on May 3, 2004 and was appointed as our CEO effective May 4, 2004. Mr. Lawrie resigned as CEO and as a director on April 12, 2005.
(2)	Stock options vest 20% on the one-year anniversary from May 5, 2004 and at a rate of 5% for each quarter of service thereafter, and have a term of six years.
(3)	Mr. Weston commenced employment on January 1, 2004. Stock options vest 20% on the one-year anniversary from January 1, 2004 and at a rate of 5% for each quarter of service thereafter, and have a term of six years.
(4)	Based on an aggregate of 12.0 million shares subject to stock options granted to employees pursuant to the Plans during 2004, including grants to the Named Executive Officers.
(5)	Under all stock option plans, the stock option exercise price is equal to the fair market value on the date of grant, as defined in such plans.
(6)	The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance or the actual value of the stock options.
(7)	Represents the aggregate fair value of the stock options on the date of grant (ranging from $3.62 to $4.81 per share), as calculated using the Black-Scholes option valuation model. The fair value does not represent our prediction of our stock price performance, and historically has had little to no relationship to the value that is actually realized.

The following summarizes the distribution and dilutive impact of the stock options held by our Named Executive Officers as of December 31, 2002, 2003 and 2004:

	Year Ended December 31,
	2002	2003	2004
Stock options held by Named Executive Officers as a percentage of:
Total options outstanding	29.3%	18.7%	20.9%

Outstanding shares of common stock	11.2%	5.4%	5.5%

AGGREGATED STOCK OPTION EXERCISES FOR THE YEAR ENDED DECEMBER 31, 2004, AND STOCK OPTION VALUES AS OF DECEMBER 31, 2004

The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during 2004 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of December 31, 2004:

Officer Name	Shares Acquired on Exercise	Value Realized(2)	Number of Securities Underlying Unexercised Options at December 31, 2004(3)		Value of Unexercised In-the-Money Options at December 31, 2004(4)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas M. Siebel	—	$—	18,686,134	—	$143,369,187	$—
J. Michael Lawrie (1)	—	$—	—	2,000,000	$—	$220,000
R. David Schmaier	292,856	$2,585,732	1,855,718	874,286	$3,353,598	$542,571
Kenneth A. Goldman	—	$—	2,075,000	895,000	$137,250	$331,250
Edward Y. Abbo	146,200	$1,405,919	535,000	375,000	$1,643,850	$331,250
Neil M. Weston	—	$—	75,000	425,000	$—	$—

(1)	Mr. Lawrie commenced employment with us on May 3, 2004 and was appointed as our CEO effective May 4, 2004. Mr. Lawrie resigned as CEO and as a director on April 12, 2005.
(2)	Based on the fair market value of our common stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.
(3)	Represents the total number of shares of our common stock subject to stock options held by the Named Executive Officers as of December 31, 2004.
(4)	Based on the fair market value of our common stock as of December 31, 2004 ($10.49 per share), minus the exercise price, multiplied by the number of shares underlying the stock options.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Our CEO, certain of our officers and select employees have accepted offers of employment with us that provide for certain severance benefits and acceleration of equity compensation in the event of termination or a change of control.

Mr. Shaheen commenced service as our Chief Executive Officer on April 13, 2005. Per the terms of his offer letter with us, Mr. Shaheen is entitled to receive the following severance payments in the event he is terminated without cause or in the event of a change in control (all as defined in his offer letter):

1.	He will receive two years’ base salary and target bonus;

2.	If he elects to continue his medical coverage under COBRA, we will reimburse his COBRA costs for one year following the date of termination;

3.	If he is terminated without cause any time during his first two years of employment, he will receive immediate vesting of the first 40% of his two million share option grant (which shall include any shares already vested pursuant to the normal vesting schedule). In the event of a change in control any time during his employment, he will receive immediate vesting of 100% of his two million share option grant;

4.	He will have a one-year period following termination of employment to exercise vested options, to the extent the options do not expire prior to or during this one-year period; and

5.	Any unvested shares remaining under his restricted stock unit grant of 350,000 shares of our common stock will vest in full.

In addition, per the terms of his offer letter with us, Mr. Weston is entitled to one month’s written notice during his first four years of service with us. After the completion of the fourth year of service, the notice period will increase by one week for every year, up to a maximum of 12 weeks’ written notice. We may also provide pay in lieu of notice.

J. Michael Lawrie Separation and Consulting Agreement

Mr. Lawrie resigned as Chief Executive Officer and as a director on April 12, 2005. In connection with his resignation, we entered into a Separation and Consulting Agreement (the “Agreement”) with Mr. Lawrie dated April 15, 2005. Pursuant to the Agreement and consistent with the severance terms of his offer letter, we made a cash payment of $4,500,000 to Mr. Lawrie, which represents his base salary and targeted annual cash bonus for two years. This payment also serves as a one-time advance payment for consulting services for two years from the date of separation. During the consulting period, Mr. Lawrie cannot participate in the ownership, management, operation, control or financing of certain of our competitors. Upon Mr. Lawrie’s resignation, the 200,000 shares that remained unvested under his RSU for 350,000 shares of common stock (150,000 shares had previously vested pursuant to the normal vesting schedule), and 800,000 shares of his outstanding stock option to purchase shares of our common stock, immediately vested in full. As of April 12, 2005, the fair value of his RSU was $3,076,500. The market price of our common stock was less than the exercise price of his stock options, and the value of those stock options under the Black-Scholes option valuation model was approximately $700,000. Under the Agreement, Mr. Lawrie also will be permitted to keep laptop computer equipment, receive nominal amounts to pay for DSL or cable connectivity and for associated residence set-up fees, and receive technical support for such set-up. He will also receive a cash payment for the balance of his unused vacation time, will be entitled to receive any amounts accrued under our Nonqualified Deferred Compensation Plan as soon as practicable after October 12, 2005, will be eligible for continued group health benefits through the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) and our current group insurance policies, and will be reimbursed for any costs of continuing such benefits for a one year period following separation. Cash and RSU amounts payable as described above will be reduced by applicable withholding taxes. Pursuant to the Agreement, Mr. Lawrie provided us and our affiliates with a general liability release of claims.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Governance

Our Board of Directors has delegated to the Compensation Committee of the Board of Directors (the “Committee”) the power and authority to review, modify and approve the compensation strategy and policies for Siebel Systems. Accordingly, the Committee is responsible to the Board of Directors and to our stockholders for approving compensation awarded to all of our executive officers, including the Named Executive Officers. The Committee is currently comprised of three non-employee directors: John W. White (Chairman), Marc F. Racicot and Eric E. Schmidt, Ph.D. The Committee operates under a written charter adopted by the Board of Directors and is responsible for, among other things, (i) reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, based upon our business needs and consistent with the interests of our stockholders; (ii) administering our executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations to the Board concerning matters of executive compensation.

Compensation Philosophy

The philosophy of the Committee with respect to compensation of executive officers, including the CEO, is to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential, and to link compensation with the achievement of annual and long-term individual and company performance goals. We include equity as a component of total compensation because we believe that equity-based compensation aligns the long-term interests of our executive officers with those of our stockholders. Our compensation practices are designed to be stockholder-friendly, and in some cases, such as our new practice that to the extent practicable new equity compensation granted in 2005 to continuing employees include performance-based vesting, were developed in conjunction with key stockholders.

To emphasize sustained performance of our executive officers, the Committee has adopted policies to align executive compensation with the creation of stockholder value as measured in the equity markets. These policies are implemented using a mix of the following key elements:

•	We pay base salaries that are generally competitive with other leading high technology companies of comparable revenues with which we compete for personnel. To ensure that our salaries are sufficient to attract and retain highly qualified executives and other key employees, we regularly compare salaries with those of our competitors (including using independent compensation consultants and surveys) and set salary parameters based on this review.

•	We pay cash bonuses based on the achievement of specific operating goals and discretionarily based on high levels of individual performance.

•	We provide our executive officers and key employees with equity-based incentives pursuant to our 1996 Equity Incentive Plan, 1998 Equity Incentive Plan and Employee Stock Purchase Plan in order to motivate them to achieve our long-term goals and to align their interests with those of our non-employee stockholders.

•	In early 2005, we restructured our equity compensation company-wide such that, to the extent practicable, new equity compensation granted in 2005 to continuing employees, including executive officers, includes performance-based vesting.

Compensation Process

We believe that compensation decisions are complex and best made after a deliberate review of company and individual performance, and industry compensation levels. Accordingly, in early 2004, various independent executive compensation surveys, which were customized to provide a comparison of compensation of executives at comparable high technology companies with which we compete for executive talent, were commissioned and reviewed. In addition, an independent compensation consultant was retained to review the competitiveness of the compensation of our CEO. The purpose of this information gathering was to ensure that our executive compensation policies remain aligned with the goal of enhancing stockholder value through compensation programs that attract, motivate and retain executives of outstanding ability and potential. All of this information, as well as individual and company performance, and the proposed compensation for each of our executive officers, was reviewed, analyzed and discussed in depth by the Committee, taking into account all key components of total compensation (including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and the cost to us of all perquisites and other personal benefits, and the payout obligations under severance and change-in-control scenarios). The Committee members were afforded the opportunity to review this information and ask questions in advance of and between Committee meetings.

Executive Officer Compensation

Our executive officers receive annual compensation (excluding employee benefits) comprised of base salary and incentive compensation, which in turn is comprised of a cash bonus and equity awards (largely in the form of stock options, but also including restricted stock and/or restricted stock units).

Base Salary

The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other leading high technology companies with which we compete for personnel. Base salary represents the fixed component of the executive compensation program. Our philosophy regarding base salaries is to be at or above the comparable industry median. Base salary levels are established based on an annual review of executive compensation surveys relating to high technology companies with comparable revenues, and on the basis of individual and company performance. The industry group index shown on the Performance Measurement Comparison Graph included in this proxy statement includes many of the larger software companies included in our compensation surveys. Periodic increases in base salary are the result of individual contributions evaluated against established annual and long-term performance objectives and an annual salary survey of high technology companies with comparable revenues. The base salaries for our Named Executive Officers are set forth above under “Executive Compensation—Compensation of Executive Officers.”

Incentive Compensation

In accordance with our compensation philosophy, we analyzed several qualitative and quantitative factors when awarding incentive compensation for 2004. Among other factors, we reviewed our achievements, financial performance, financial ratios and market share, among other things. We reviewed company and individual performance, both on an absolute basis and against pre-established performance goals, and we reviewed survey data regarding comparable high technology companies for purposes of monitoring executive compensation levels in relation to similar jobs in the marketplace.

Cash Bonuses

Cash bonus awards are designed to reward our executives for assisting us in achieving our operational goals through exemplary individual performance. Bonuses, if any, are linked to both the achievement of specified individual and corporate goals as well as a review of personal performance, which is determined at the discretion of the Committee. Our total cash compensation (salary and bonus) on average is targeted at or above the industry averages. The Committee determined to grant cash bonuses to our executive officers in recognition of their performance in 2004 and in accordance with industry benchmarks for the job function. The cash bonuses awarded to our Named Executive Officers are set forth under “Executive Compensation—Compensation of Executive Officers.”

Equity Compensation

Our 1996 Equity Incentive Plan, 1998 Equity Incentive Plan and Employee Stock Purchase Plan have been established to provide all of our employees, including executive officers, with an opportunity to share, along with our stockholders, in our long-term performance. The Committee strongly believes that a primary goal of our compensation program should be to provide key employees who have significant responsibility for our management, growth and future success with an opportunity to increase their ownership of Siebel Systems. The interests of stockholders, executives and employees should thereby be closely aligned. The goal of the Committee historically has been to provide equity compensation for executive officers that equals or exceeds levels at comparable companies. However, during 2002 and 2003, we reduced our option grant guidelines such that equity compensation is competitive with that provided by high technology companies with comparable revenues. In addition, we maintained our option grant guidelines for existing employees (including our executive officers) at levels designed to correlate with each employee’s individual performance.

Historically, executive officers have been eligible to receive stock options at the discretion of the Committee, giving executives the right to purchase shares of our common stock in the future at a price equal to fair market value at the date of grant. All such grants must be exercised according to the provisions of our 1996 Equity Incentive Plan. Outstanding options held by executive officers typically vest over a period of one to five years and expire five to ten years from the date of grant.

In early 2004, we began basing executive equity grants on our performance milestones. Specifically, we structured our 2004 equity grants to Named Executive Officers such that the vesting of 20% of all option shares granted to them in 2004 were performance-based (i.e., they accelerate upon the achievement of certain performance milestones). In early 2005, as part of our ongoing commitment to establishing equity compensation practices that further align the interests of our employees with those of our stockholders, we restructured our equity compensation company-wide such that to the extent practicable new equity compensation granted to continuing employees, including executive officers, includes performance-based vesting. Specifically, on January 5, 2005, we established a performance stock program for 2005 (the “Performance Stock Plan”), pursuant to which our executive officers and select other employees were granted restricted stock units (“RSUs”) under the Plans. Shares granted under the Performance Stock Plan will vest upon achievement of all or a specified portion of certain defined objective financial performance goals, or if the goals are not met, on the fourth anniversary of the grant date. A similar performance-based plan for 2005 through which stock options, rather than RSUs, were issued was also adopted on January 5, 2005 for employees not covered by the Performance Stock Plan. Additional information regarding the Performance Stock Plan is set forth above under “Stock-Based Compensation Grants and Exercises.”

After considering the criteria described above relating to awarding equity compensation and in recognition of their performance and future potential with us, in early 2004 the Committee determined to grant stock options to all of our executive officers, other than our then CEO, Thomas M. Siebel (who requested that he not be granted any stock options). The options granted to our executive officers vest over a five-year period and expire six years from the date of grant. The stock options granted to our Named Executive Officers are set forth above under “Stock Option Grants in the Year Ended December 31, 2003.”

Section 162(m) of the Internal Revenue Code (the “Code”) limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee intends to satisfy the requirements for “performance-based compensation” with respect to compensation awarded to our Named Executive Officers whenever possible and to the extent then practicable.

Chief Executive Officer Compensation

The Committee uses the philosophy, process and procedures described above in setting the annual salary, bonus and equity awards for our CEO.

Until May 3, 2004, Thomas M. Siebel, our Chairman, was also our CEO. At his request, Mr. Siebel’s base salary in 2001, 2002 and 2003 was set at $1. Similarly, at Mr. Siebel’s request, the Committee did not grant any stock options or other equity compensation to Mr. Siebel in 2002, 2003 or 2004. In early 2004, an independent compensation consultant was retained to review the compensation of our CEO. Based on this and the other executive compensation surveys, effective January 1, 2004 the Committee set Mr. Siebel’s base salary at $1,000,000, and his bonus target at 125% of his base salary. Mr. Siebel later recommended to the Board, and the Board agreed, that the roles of Chairman and CEO would be separated effective May 4, 2004, on which date J. Michael Lawrie was appointed as our new Chief Executive Officer. Effective June 1, 2004, Mr. Siebel’s salary was reset at $250,000 to reflect his role as Chairman, and his bonus target remained at 125% of his base salary. For his services in 2004, as Chairman and as CEO, Mr. Siebel received $562,500 in salary, and the Committee awarded Mr. Siebel a bonus of $505,208. At Mr. Siebel’s request, the gross amount of his 2004 bonus and salary has been donated to charity. Also at Mr. Siebel’s request, the Committee did not award him any equity compensation.

On May 4, 2004, J. Michael Lawrie was appointed our CEO. Consistent with Mr. Siebel’s compensation as CEO, and based on the surveys referenced above, Mr. Lawrie’s base salary was set at $1,000,000 and his target bonus was set at 125% of his base salary. In 2004, Mr. Lawrie received $666,667 in salary. Per the terms of his offer letter with us, Mr. Lawrie was guaranteed and received a bonus for his services in 2004 of 125% of his full 2004 salary, or $1,250,000. The primary purpose of this guarantee was to offset certain variable compensation forgone by Mr. Lawrie when he left his former employer to join us. Further, after consideration of the survey data referenced above, the Committee awarded Mr. Lawrie a stock option to purchase 2,000,000 shares of our common stock and an RSU for 350,000 shares of our common stock.

Mr. Lawrie also received perquisites of (i) $75,339 of income imputed to Mr. Lawrie in connection with his use of our corporate aircraft for commuting purposes and personal use; (ii) a payment of $49,068 to pay the taxes on the income imputed to him in connection with his use of our corporate aircraft for commuting purposes; (iii) attorneys fees of $19,684 incurred by Mr. Lawrie and reimbursed by us in connection with the preparation, negotiation and execution of his offer letter and; (iv) fees of $8,800 paid by us to a country club for Mr. Lawrie’s use of the club under our corporate membership. Mr. Lawrie resigned as Chief Executive Officer and as a director on April 12, 2005. The terms of Mr. Lawrie’s severance arrangements are described under “Employment, Severance and Change of Control Agreements—J. Michael Lawrie Separation and Consulting Agreement.”

Internal Pay Equity

The Committee also evaluates the “internal pay equity” among our executives. This review includes an evaluation of the relationship of compensation among different levels of management, including the relationship of the CEO’s compensation to the compensation of the other executive officers, and includes all key components of total compensation. The Committee believes that the relative differences between the compensation of the CEO and the other executive officers, and among the other executive officers, are appropriate.

The Committee’s Conclusions

The Committee believes that the total compensation of our executive officers, including our CEO, is reasonable, appropriate and competitive with the executive compensation programs provided by other leading high technology companies with which we compete for executive talent. The Committee believes its compensation philosophy, process and practices result in a compensation program tied to stockholder value and linked to the achievement of our annual and long-term financial and operational results on behalf of our stockholders.

Compensation Committee

John W. White, Chairman

Marc F. Racicot

Eric E. Schmidt

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee are Messrs. White (Chairman) and Racicot, and Dr. Schmidt. No member of this Committee was at any time during the year ended December 31, 2004, or at any other time, an officer or employee of Siebel Systems. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board.

See “Certain Relationships and Related Transactions” for a description of any transactions between Siebel Systems, members of the Compensation Committee and/or entities affiliated with members of the Compensation Committee.

UPDATE ON CORPORATE GOVERNANCE AND EXECUTIVE COMPENSATION INITIATIVES

As part of our ongoing commitment to align our corporate governance and executive compensation practices and policies with the stated interests of our stockholders, in 2004 we instituted several new corporate governance and executive compensation initiatives, and in 2005 we have further instituted, or intend to institute, several other corporate governance and executive compensation initiatives, including the following:

Performance-Based Equity Grants

On January 5, 2005, the Compensation Committee of our Board of Directors established a performance stock program for 2005 (the “Performance Stock Plan”), pursuant to which our executive officers and select other employees were granted restricted stock units (“RSUs”) under the Plans. Shares granted under the Performance Stock Plan will vest upon achievement of all or a specified portion of certain defined objective financial performance goals, or if the goals are not met, on the fourth anniversary of the grant date. Specifically, the Compensation Committee approved the following four performance goals for 2005 and 2006:

•	2005: revenue growth of approximately 15% compared to actual revenue achieved in 2004 and operating margin of 15%.

•	2006: revenue growth of 15% compared to actual revenue achieved in 2005 and operating margin of 17%.

The revenue-based targets set forth above will be adjusted upward to incorporate any revenue from companies acquired during the relevant year (excluding the acquisition of edocs, Inc. in 2005) and the operating margin-based targets will be adjusted for the impact of any acquisitions and certain unusual charges (e.g., stock-based compensation, restructuring expenses, etc.).

These performance goals have been established for vesting purposes only and in no way are intended to estimate the actual levels of revenue or operating margin that we expect to achieve. Accordingly, these goals should not be interpreted to update or supersede our previously disclosed guidance on revenue and operating margins or any guidance that we may provide in the future. Rather, these performance goals are meant to incentivize our employees to outperform our publicly disclosed guidance.

For each goal that is fully achieved, vesting will be accelerated for 25% of the total shares granted, such that half of such accelerated shares will vest on January 31 of the year in which the Compensation Committee determines that a goal has been met and the remaining half will vest on January 31 of the following year. A similar performance-based plan for 2005 through which stock options, rather than RSUs, were issued was also adopted on January 5, 2005 for employees not covered by the Performance Stock Plan.

Equity Run Rates

We believe it is important to issue an amount of employee equity grants that is consistent with our growth objectives and drives stockholder value. We also believe it is important that we give our stockholders a sense of our equity grant plans by publicly communicating our expected annual net dilution from employee equity grants. Accordingly, it is our intention that our target annual net Dilution Percentage be in the range of one to three percent. However, this range could vary, potentially significantly, based on a variety of factors, including but not limited to our merger and acquisition activities, growth rates, executive hires, industry and market conditions, the competitive environment and the regulatory environment.

Board Checks and Balances

In order to further strengthen our existing system of checks and balances, Mr. Siebel recommended to the Board, and the Board agreed, that the roles of Chairman and Chief Executive Officer would be separated effective May 4, 2004, on which date J. Michael Lawrie was appointed as our new Chief Executive Officer. We remain committed to the separation of these offices, and following Mr. Lawrie’s resignation as Chief Executive Officer on April 12, 2005, Mr. George T. Shaheen was appointed as our new Chief Executive Officer. Mr. Siebel continues as our Chairman of the Board. From time to time, we may also consider the adoption of other measures of creating additional diversification of corporate responsibilities.

Board and Committee Self Evaluations

In order to facilitate our Board’s and our Board Committees’ understanding of their past performance, and to facilitate the identification of opportunities to enhance their future performance, our Board has formalized and instituted an evaluation process that enables each Board member to evaluate and comment upon the Board’s performance, as well as the performance of the various Board Committees.

We are committed to continually improving our corporate governance practices. Please see the Corporate Governance section of our website for further improvements to our corporate governance practices throughout the year at www.siebel.com/crm-company/investor_information/corporate_governance/index.shtm.4

[4]	The Corporate Governance section of our website is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in this report.

PERFORMANCE MEASUREMENT COMPARISON

This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1999 for (i) our common stock; (ii) the Nasdaq Computer & Data Processing Index; and (iii) the S&P 500 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG SIEBEL SYSTEMS, INC., THE S&P 500 INDEX

AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX(1)(2)

	Cumulative Total Return
Measurement Period	Siebel Systems, Inc.(1)	S&P 500 Index(2)	Nasdaq Computer and Data Processing Index(2)
12/31/1999	$100.00	$100.00	$100.00
06/30/2000	194.72	99.58	87.24
12/31/2000	161.01	90.89	52.15
06/29/2001	111.67	84.81	44.06
12/31/2001	66.62	80.09	37.89
06/28/2002	33.86	69.55	27.77
12/31/2002	17.62	62.39	26.84
06/28/2003	22.58	69.73	30.96
12/31/2003	33.14	80.29	38.11
06/30/2004	25.45	83.05	40.30
12/31/2004	25.00	89.02	43.05

(1)	Assumes that $100.00 was invested on December 31, 1999 in our common stock, after giving effect to a 2-for-1 split of our common stock in September 2000, and at the closing sales price for our common stock on that date. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
(2)	Assumes that $100.00 was invested on December 31, 1999 in each index and that all dividends were reinvested. The Nasdaq Computer & Data Processing Index is calculated by the Center for Research in Securities Prices. The S&P 500 Index is calculated by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.

From our initial public offering in June 1996 to December 31, 2004, the price of our common stock has increased from $1.06 to $10.49 per share as of December 31, 2004, an increase of approximately 890%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We previously entered into a sublease agreement and a time-sharing agreement with First Virtual Air, LLC (“First Virtual”), a company wholly owned by our Chairman, Thomas M. Siebel. Under these agreements, First Virtual made an aircraft that it leases available to us for business use. We incurred the costs associated with the operation and maintenance of the aircraft, and contracted with third parties to perform the services related to this operation and maintenance. To the extent Mr. Siebel used the aircraft for personal use, he reimbursed us for our operating and maintenance costs related to such personal use. At Mr. Siebel’s request, in October 2004 we terminated the sublease agreement and the time-sharing agreement and entered into a new time-sharing agreement whereby First Virtual incurs all costs associated with the operation and maintenance of the aircraft. We are permitted to use the aircraft for business travel on a time-sharing basis, and we reimburse First Virtual for their operating and maintenance costs relating to our use of the aircraft for business travel, if any. In 2004, through the date of termination of the earlier agreements, First Virtual reimbursed us for $276,099 of our operating and maintenance costs related to Mr. Siebel’s personal use of the aircraft. First Virtual also reimbursed us for certain excise taxes, insurance and equipment in the amount of $147,517 in 2004. We reimbursed First Virtual for $9,483 of their operating and maintenance costs related to our use of the aircraft for business travel under the new time-sharing agreement.

During 2004, we leased two corporate aircraft and owned one aircraft. We operate and maintain these aircraft, contracting with third parties to perform the services related to this operation and maintenance. On a limited basis, certain of our officers may use these aircraft for personal use, and we report the standard industry fare level for all personal travel as income for these officers. We also have an arrangement pursuant to which Mr. Siebel may use these aircraft for personal use, provided that he reimburses us for the operating costs, valued at fair market rates as determined by applicable rules, associated with this personal use. During 2004, Mr. Siebel reimbursed us for $61,429 of our operating costs related to his personal use of these aircraft.

Entities affiliated with Mr. Siebel lease office space at our principal offices, 2207 Bridgepointe Parkway, San Mateo, California 94404. During 2004, Mr. Siebel reimbursed us $74,250 for the use of this office space.

We leased an apartment owned by Mr. Siebel at 2 Boulevard Suchet, Paris, France for certain business-related use associated with our European Executive-in-Residence program. This program was established in 1999 and provided for members of our executive management team to relocate to Europe on a rotating basis in order to establish closer relationships with our European customers and partners. The lease rate for 2004 was €1 per year. We have reflected the fair value of our use of this apartment, estimated at approximately $261,000, as rent expense and addition to equity in our consolidated financial statements. Mr. Siebel did not use this apartment for any purpose during 2004. We have terminated the European Executive-in-Residence program, and accordingly, in April 2005 we terminated our lease of this apartment.

We believe that the foregoing transactions were on terms no less favorable than could be obtained from unaffiliated third parties.

In 1996, Siebel Systems and Mr. Siebel were sued by a former employee. The lawsuit contained several causes of action that we believe were frivolous—especially those filed against Mr. Siebel in his individual capacity as then Chief Executive Officer. We have a longstanding practice of vigorously defending ourselves and our officers against any and all frivolous claims, and this case was no exception. After receiving a favorable jury verdict in this case, a malicious prosecution lawsuit was filed against the plaintiff’s attorneys on behalf of Mr. Siebel. On May 6, 2004, the Court of Appeal ruled in Mr. Siebel’s favor, overturning a previous summary judgment ruling and reinstating the malicious prosecution lawsuit. The defendants petitioned the California Supreme Court for review of the appellate decision and the Supreme Court granted the Petition. Opening and Answer Briefs have been filed and we anticipate a hearing in front of the Supreme Court later this year. During 2004, we incurred fees totaling $147,090 in this matter. We believe that our principled strategy of seeking any and all means of redress to protect ourselves and our officers from meritless or malicious lawsuits has been highly beneficial to us, since we believe it has had and continues to have a strong deterrent effect on other potential plaintiffs and their attorneys who may be considering frivolous actions against us and our officers.

We are in the process of selling our portfolio of private equity securities to several third parties in a series of separate transactions. As part of this process, on March 31, 2005, we sold all of the shares of Satmetrix, Inc., a Delaware corporation (“Satmetrix”), held by us to Sutter Hill Ventures, A California Limited Partnership (“Sutter Hill Ventures”), for an aggregate purchase price of $3,300,000. James C. Gaither, a member of our Board of Directors, is a Managing Director of Sutter Hill Ventures and a member of the Board of Directors of Satmetrix. The purchase price paid by Sutter Hill Ventures was higher than the two previous offers we recently received from unaffiliated third parties in connection with their offers to purchase our portfolio of private equity securities.

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of Siebel Systems, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report on Form 10-K, please notify your broker, direct your written request to Siebel Systems, Inc., Investor Relations, 2207 Bridgepointe Parkway, San Mateo, California 94404, or investor.relations@siebel.com or contact Investor Relations at (650) 477-5000. Stockholders who currently receive multiple copies of the proxy statement and/or annual report on Form 10-K at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey T. Amann

Secretary

April 29, 2005

A copy of our annual report on Form 10-K for the year ended December 31, 2004 is available without charge upon written request to: Corporate Secretary, Siebel Systems, Inc., 2207 Bridgepointe Parkway, San Mateo, California 94404.

SIEBEL SYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2005

The undersigned hereby appoints Thomas M. Siebel, George T. Shaheen and Kenneth A. Goldman and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Siebel Systems, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Siebel Systems, Inc., to be held at the San Francisco Airport Marriott at 1800 Old Bayshore Highway, Burlingame, CA 94010 on Wednesday, June 8, 2005 at 11:00 a.m. Pacific time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY

DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Siebel Systems, Inc. account online.

Access your Siebel Systems, Inc. stockholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, Transfer Agent for Siebel Systems, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status

• View payment history for dividends

• View certificate history

• Make address changes

• View book-entry information

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect ® is a registered trademark of Mellon Investor Services LLC

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

FOR all nominees listed below (except as indicated to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed below

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

PROPOSAL 2.

FOR AGAINST ABSTAIN

PROPOSAL 2: To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2005.

NOMINEES: (01) Thomas M. Siebel, (02) James C. Gaither, (03) Marc F. Racicot

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE’S NAME BELOW:

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by a duly authorized person.

Dated: , 2005

SIGNATURE(S)

             SIGNATURE(S)

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

? Detach here from proxy voting card. ?

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on June 7, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet Telephone Mail

http://www.proxyvoting.com/sebl 1-866-540-5760

Mark, sign and date

Use the Internet to vote your proxy. OR Use any touch-tone telephone to OR your proxy card

Have your proxy card in hand when vote your proxy. Have your proxy and you access the web site. card in hand when you call. return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K and Proxy Statement on the internet at: http://www.siebel.com

NOTICE TO HOLDERS OF EXCHANGEABLE SHARES

Our records show that, as of April 18, 2005, the record date for the determination of holders of exchangeable shares, you owned exchangeable shares of Siebel Janna Arrangement, Inc., an Ontario corporation. The exchangeable shares provide you with economic and voting rights which are, as nearly as practicable, equivalent to those of holders of shares of common stock of Siebel Systems, Inc., a Delaware corporation (the “Company”), the U.S. parent of Siebel Janna Arrangement, Inc., including the right to attend and vote at meetings of the common stockholders of the Company. The Company will be holding its Annual Meeting of Stockholders (the “Annual Meeting”) on June 8, 2005, to (1) elect three directors to hold office until the 2008 Annual Meeting of Stockholders and (2) ratify the selection of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2005.

At such Annual Meeting you will have voting rights, as described below, equal to the number of exchangeable shares you hold. You are permitted to instruct Computershare Trust Company of Canada, the Trustee under the Voting and Exchange Trust Agreement among the Company, Siebel Janna Arrangement, Inc. and the Trustee, as supplemented, as to how the Trustee is to vote your exchangeable shares at the Annual Meeting. If you do not give voting instructions, the Trustee will not be entitled to exercise the voting rights attached to your exchangeable shares. Alternatively, you may instruct the Trustee to give you or a person designated by you a proxy to exercise the voting rights attached to your exchangeable shares during the meeting. The Trustee will then deposit this proxy with the Company. If you do not instruct the Trustee to give you or your designee a proxy, you or the person designated by you will not be entitled to vote during the meeting. The proxy should be signed by the person whose name appears on the voting instruction form provided to the Trustee. Signed proxies received from persons named in a properly completed voting instruction form prior to the close of voting will be counted.

To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed Voting Instruction Card to the Trustee by 5:00 p.m., Toronto time, on June 6, 2005 or if the Annual Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned Annual Meeting. A return envelope (which is postage prepaid if mailed in Canada) is enclosed for that purpose. Whether or not you expect to attend the Annual Meeting, please sign, date and return the Voting Instruction Card in the envelope provided to ensure that your exchangeable shares will be represented at the Annual Meeting.

You have the right to revoke any instructions to the Trustee by giving written notice of revocation to the Trustee or by executing and delivering to the Trustee a later-dated Voting Instruction Card. No notice of revocation or later-dated Voting Instruction Card, however, will be effective unless received by the Trustee prior to 5:00 p.m., Toronto time, on June 6, 2005 or if the Annual Meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjourned Annual Meeting.

Non-Registered Holders

Only registered holders of exchangeable shares of Siebel Janna Arrangement, Inc. are permitted to instruct the Trustee as to how to vote their exchangeable shares at the Annual Meeting or to attend and vote at the Annual Meeting by proxy as described above. You may be a beneficial owner of exchangeable shares (a “Non-Registered Holder”) if your exchangeable shares are registered either:

(1) in the name of an intermediary (an “Intermediary”) with whom you deal with in respect of the exchangeable shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans (RRSPs), Registered Retirement Income Funds (RRIFs), Registered Education Savings Plans (RESPs) and similar plans; or

(2) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

The Company has distributed copies of the Notice of Annual Meeting, the Proxy Statement dated April 29, 2005 and the Notice to Holders of Exchangeable Shares (collectively, the “Meeting Materials”) to Intermediaries who are required to forward these Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. If you are a Non-Registered Holder who has not waived the right to receive Meeting Materials you will be given either:

(1) a Voting Instruction Card which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of exchangeable shares beneficially owned by you but which is otherwise uncompleted. This Voting Instruction Card need not be signed by you. In this case, if you wish to direct the voting of the exchangeable shares held by you or attend and vote during the Annual Meeting (or have another person attend and vote on your behalf) you should properly complete the Voting Instruction Card and deposit it with Computershare Trust Company of Canada, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 prior to 5:00 p.m., Toronto time, on June 6, 2005 or if the Annual Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned Annual Meeting; or

(2) a voting instruction form which must be completed and signed by you in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone).

The purpose of these procedures is to permit you, as a Non-Registered Holder, to direct the voting of the exchangeable shares you beneficially own or to attend and vote at the Annual Meeting. Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies.

A Non-Registered Holder may revoke a Voting Instruction Card or a voting instruction form given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a Voting Instruction Card or a voting instruction form that is not received by the Intermediary at least seven calendar days prior to the Annual Meeting.

Information relating to the Company

Exchangeable shares are exchangeable on a one-for-one basis for shares of common stock of the Company and, among other things, you, as a holder of exchangeable shares, are entitled to receive dividends from Siebel Janna Arrangement, Inc. payable at the same time as and equivalent to, on a per-share basis, any dividends paid by the Company to holders of its shares of common stock. As a result of the economic and voting equivalency between the exchangeable shares and shares of common stock of the Company, you, as a holder of exchangeable shares, will have a participating interest determined by reference to the Company and not Siebel Janna Arrangement, Inc. (i.e., the value of exchangeable shares is dependent on the assets and operations of the Company and not Siebel Janna Arrangement, Inc.). Accordingly, it is information relating to the Company that is relevant to you, and enclosed in this package is the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on June 8, 2005, which you should read carefully.

San Mateo, California

April 29, 2005

VOTING INSTRUCTION CARD

DIRECTION GIVEN BY REGISTERED HOLDERS OF

EXCHANGEABLE SHARES OF SIEBEL JANNA ARRANGEMENT, INC.

FOR THE JUNE 8, 2005 ANNUAL MEETING OF

STOCKHOLDERS OF SIEBEL SYSTEMS, INC.

The undersigned, having read the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Siebel Systems, Inc., a Delaware corporation, to be held at the San Francisco Airport Marriott at 1800 Old Bayshore Highway, Burlingame, CA 94010 on Wednesday, June 8, 2005, at 11:00 a.m., Pacific time, the Proxy Statement dated April 29, 2005 and the accompanying Notice to Holders of Exchangeable Shares of Siebel Janna Arrangement, Inc., receipt of each is hereby acknowledged, does hereby instruct and direct Computershare Trust Company of Canada (the “Trustee”) pursuant to the provisions of the Voting and Exchange Trust Agreement, dated as of November 14, 2000 and First Supplemental Trust Agreement to the Voting and Exchange Trust Agreement, dated October 18, 2002 (together, the “Trust Agreement”), among Siebel Systems, Inc., Siebel Janna Arrangement, Inc. and the Trustee, as follows:

(PLEASE NOTE: IF NO DIRECTION IS MADE AND YOU SIGN BELOW, THE TRUSTEE IS HEREBY AUTHORIZED AND DIRECTED TO VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO VOTE IN ITS DISCRETION.)

(Please select one of A or B)

A.	☐ Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of Siebel Systems, Inc. or otherwise, the undersigned’s voting rights at the Annual Meeting, or any postponement or adjournment thereof, as follows:

(Please complete the following only if you have selected Alternative A)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1:  To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

☐ FOR all nominees listed below (except as indicated to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:  (01) Thomas M. Siebel, (02) James C. Gaither, (03) Marc F. Racicot

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE’S NAME BELOW:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:  To ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2005.

☐ FOR

☐ AGAINST

☐ ABSTAIN

(If you have selected Alternative A, please go directly to the signature line on this page.)

B.	☐ Deliver a proxy card to to act for and on behalf of the undersigned at the Annual Meeting with respect to all the exchangeable shares of Siebel Janna Arrangement, Inc. held by the undersigned on the record date for the Annual Meeting with all the powers that the undersigned would possess if present and acting thereat including the power to exercise the undersigned’s voting rights at the Annual Meeting or any postponement or adjournment thereof.

Executed on this              day of             , 2005.

Signature:

Print Name:

Signature:

Print Name:

NOTES:

(1)	A holder of exchangeable shares has the right to appoint a person to represent him or her at the Annual Meeting by inserting in the space provided the name of the person the stockholder wishes to appoint. Such person need not be a holder of exchangeable shares.

(2)	To be valid, this Voting Instruction Card must be signed and deposited with Computershare Trust Company of Canada, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 in the enclosed return envelope (postage prepaid if mailed in Canada) prior to 5:00 p.m., Toronto time, on June 6, 2005 or, if the Annual Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned Annual Meeting.

(3)	If an individual, please sign exactly as your exchangeable shares are registered. If the holder is a corporation, this Voting Instruction Card must be executed by a duly authorized officer or attorney of the holder and, if the corporation has a corporate seal, its corporate seal should be affixed. If exchangeable shares are registered in the name of an executor, administrator or trustee, please sign exactly as the exchangeable shares are registered. If the exchangeable shares are registered in the name of the deceased or other stockholder, the stockholder’s name must be printed in the space provided. This Voting Instruction Card must be signed by the legal representative with his or her name printed below his or her signature and evidence of authority to sign on behalf of the stockholder must be attached to this Voting Instruction Card. In many cases, exchangeable shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the section entitled “Non-Registered Holders” in the accompanying Notice to Holders of Exchangeable Shares and carefully follow the instructions of their intermediaries.

(4)	If a share is held by two or more persons, each should sign this Voting Instruction Card.

(5)	If this Voting Instruction Card is not dated in the space provided, it is deemed to bear the date on which it is mailed to the stockholder.